Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ESGEN Acquisition Corporation

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 21, 2021, except for the effects of stock surrender described in Note 9), as to which date is September 27, 2021, relating to the financial statements of ESGEN Acquisition Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, NY

September 27, 2021